Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-184590) pertaining to the 2012 Long Term Incentive Plan of Dynegy Inc.

(2)	Registration Statement (Form S-3 No. 333-191540) of Dynegy Inc., and

(3)	Registration Statement (Form S-3 No. 333-199179) of Dynegy Inc.
of our reports dated February 25, 2015, with respect to the consolidated financial statements of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc., included in this Annual Report (Form 10-K) of Dynegy Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Houston, Texas
February 25, 2015